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                                                                   Exhibit 10.25

                             EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made as of March 15, 2000, by and between Genomica Corporation, with principal offices at 4001 Discovery Drive, Suite 130, Boulder, Colorado 80303 (the "Company"), and Teresa W. Ayers ("Executive").

     Whereas, Executive is currently employed by the Company as its Chief Executive Officer and a Director; and

     Whereas, the terms and conditions of Executive's employment are currently governed by an offer letter dated May 26, 1999 ("Offer Letter"); and

     Whereas, the Company desires to replace the terms of the Offer Letter and employ the Executive in the capacity and under the terms and conditions hereinafter set forth, and Executive is willing to be so employed by the Company;

     Now, Therefore, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree to the following terms and conditions of the Executive's employment:

     1. Employment. The Company hereby continues to employ Executive and Executive hereby accepts such continued employment upon the terms and conditions set forth herein and agrees to perform such duties as are commensurate with her office as prescribed by the Board of Directors of the Company, effective March 15, 2000 ("Effective Date"). The Executive's employment, as provided herein, shall commence on the Effective Date of this Agreement and shall continue until terminated pursuant to the provisions of paragraph 11 hereof.

     It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive's employment with the Company. Executive specifically acknowledges that her employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice. In addition, that the rate of salary, other compensation, or stock option vesting schedules are stated in units of years or months does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. Any oral representation, custom, habit or practice, or any other writing cannot change the nature, terms or conditions of Executive's employment with the Company. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in writing signed by Executive and the Chairman of the Board of Directors.

     2. Duties. Executive shall render exclusive, full-time services to the Company as its Chief Executive Officer and a Director. Executive's responsibilities, title, working conditions,


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duties and/or any other aspect of Executive's employment may be changed, added to or eliminated during her employment at the sole discretion of the Company. During the term of her employment hereunder, the Executive shall devote her best efforts and her full business time, skill and attention to the performance of her duties on behalf of the Company.

     3. Policies and Procedures. Executive agrees that she is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

     4. Compensation. For all services rendered and to be rendered hereunder, and for the other agreements by the Executive contained herein, the Company agrees to pay to the Executive, and the Executive agrees to accept a salary of $225,000 per annum. Such salary will be reviewed no less frequently than annually, and may be increased (but not decreased, unless as set forth herein) at the discretion of the Company's Board of Directors or Compensation Committee. Any such salary shall be payable pursuant to the Company's payroll procedures which may be changed by the Company from time to time and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive.

     5. Stock Options. The Company, pursuant to its Amended and Restated 1996 Stock Option Plan (the "Plan"), the Stock Option Agreement ("Option Agreement") and the Stock Option Grant Notice, including Attachments I, II, and III thereto, dated May 27, 1999 ("First Grant Notice"), granted Executive an option to purchase 1,100,000 shares of the Company Common Stock at an exercise price of $.06 per share. The terms and conditions of the Plan, the Option Agreement and the First Grant Notice shall remain in full force and effect and are not modified by anything contained herein. The Plan, the Option Agreement and the First Grant Notice are attached hereto as Exhibits A, B & C respectively.

     6. Additional Stock Options. The Company, pursuant to its Plan, the Option Agreement, and the Stock Option Grant Notices, including Attachments I, II, and III thereto, dated November 30, 1999 and January 27, 2000 respectively (" Second Grant Notices"), granted Executive an option to purchase 100 shares of the Company Common Stock at an exercise price of $.06 per share and 1,000,000 shares of the Company Common Stock at an exercise price of $.25 per share. The terms and conditions of the Plan, the Option Agreement and the Second Grant Notices shall remain in full force and effect and are not modified by anything contained herein. The Plan, the Option Agreement and the Second Grant Notices are attached hereto as Exhibits A, B, D & E respectively.

     7.   Other Benefits.  While employed by the Company as provided herein:

          (a) The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in any and all pension and profit sharing plans, group insurance policies and plans, medical, health, and disability insurance policies and plans, and the like, which may be


                                      2.

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maintained by the Company for the benefit of its executives. The Company reserves the right to from time to time alter and amend the benefits received by Executive, at the Company's sole discretion.

          (b) The Executive shall receive, against presentation of proper vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by her in connection with the performance of her duties hereunder, according to the policies of the Company.

          (c) The Executive shall be entitled to personal time off, sick time off, holidays and other paid absences in accordance with Company policies in effect from time to time.

     8. Proprietary and Other Obligations. Executive agrees to continue to be bound by the terms and conditions contained in Executive's Employee Proprietary Information and Inventions Agreement dated November 20, 1999, effective July 19, 1999 ("Confidentiality Agreement") attached as Exhibit F and acknowledges that the Confidentiality Agreement remains in full force and effect.

     9. Non-competition and Non-Solicitation. Executive acknowledges that she will be a member of executive and management personnel at the Company. Executive further acknowledges that during her employment at the Company, she will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to the Company, the disclosure of which information and secrets would greatly harm the Company.

          (a)  Definitions.

               (i) Conflicting Product or Service. As used in this Agreement a "Conflicting Product or Service" means any computer program, product, process, system, development tool, application, or service of any person or organization other than the Company, in existence or under development, which competes with a computer program, product, process, system, development tool, application, or service of the Company, that is being or has been marketed, under development, or part of the Company's business development plans at such time as the Executive terminates employment with the Company.

               (ii) Conflicting Organization. As used in this Agreement, a "Conflicting Organization" means any person or organization other than the Company that is engaged in or is about to become engaged in the design, research, development, production, marketing, distribution, leasing, licensing, selling, or servicing of a Conflicting Product or Service.

          (b) Covenant Not to Compete. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, Executive agrees to the following as part of this Agreement:
Executive agrees that she shall not, individually or together with others, directly or indirectly, during her employment with the Company and for a period of one year following the separation of Executive's employment with the Company, for any reason, whether as an owner, consultant, partner, joint venturer, stockholder, broker, agent, financial agent, principal, trustee, licensor or in any other capacity

                                      3.

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whatsoever (a) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise which is a Conflicting Organization, and (b) sell or assist in the design, development, manufacture, licensing, sale, marketing or support of any Conflicting Product or Service, or engage in any other manner, in any Conflicting Organization. The parties agree that no more than 1% of the outstanding voting stock of a publicly traded company or any stock owned by Executive shall not constitute a violation of this paragraph. Executive further agrees and acknowledges that because of the nature and type of business that the Company engages in, the geographic scope of the covenant not to compete shall include all counties, cities, and states of the United States and any other country, territory or region in which the Company conducts business and that such a geographic scope is reasonable. Nothing in this paragraph should be construed to narrow the obligations of Executive imposed by any other provision herein, any other agreement, law or other source.

          (c) Non-solicitation Covenant. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, the parties agree to the following as part of this
Agreement: Executive acknowledges and agrees that information regarding employees of the Company is Confidential Information, including without limitation, the names of the Company employees; information regarding the skills and knowledge of employees of the Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees of the Company; and information regarding the management and reporting structure of the Company. Executive agrees that she will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a five (5) percent interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employee of the Company to leave the Company during the period she is employed by the Company and for a period of one year following the separation, resignation, or termination of Executive's employment with the Company. Executive further agrees that during the period she is employed by the Company and for one year thereafter, she will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. The geographic scope of the covenants in this paragraph 9(c) shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which the Company does business. Nothing in this paragraph should be construed to narrow the obligations of Executive imposed by any other provision herein, any other agreement, law or other source.

          (d) Reasonable. Executive agrees and acknowledges that the time limitation and the geographic scope on the restrictions in this paragraph 9 and its subparts are reasonable. Executive also acknowledges and agrees that the limitation in this paragraph 9 and its subparts is reasonably necessary for the protection of the Company, that through this Agreement she shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company's business value which was imparted to her. In the event that any term, word, clause, phrase, provision,



                                      4.

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restriction, or section of this paragraph 9 of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

          (e) Legal and Equitable Remedies. In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under this paragraph 9 of this Agreement, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive's breach of their obligations (whether individually or together) hereunder. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this paragraph 9 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond. Executive acknowledges and agrees that the provisions in this paragraph 9 and its subparts are essential and material to this Agreement, and that upon breach of this paragraph 9 by her, the Company is entitled to withhold providing payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

          (f) Extension of Time. In the event that Executive breaches any covenant, obligation or duty in this paragraph 9 or its subparts, any such duty, obligation, or covenants to which the parties agreed by this paragraph 9 and its subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive's duties and obligations as agreed by this paragraph 9 and its subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

     10. Consulting Arrangement. Upon termination of Executive's employment by the Company for any reason and at the Company's sole discretion, Executive agrees to enter into a consulting arrangement the terms and conditions of which shall be mutually agreed to by the Company and Executive. Unless otherwise agreed to, the duration of the consulting arrangement shall be no longer than one year from such date of termination or resignation.

     11. Termination. Executive and the Company each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

          (a) Termination by Death or Disability. In the event Executive shall die during the period of her employment hereunder or become permanently disabled, as evidenced by Executive's inability to carry out her job responsibilities for a continuous period of six months, Executive's employment and the Company's obligation to make payments hereunder shall terminate on the date of her death, or the date upon which, in the sole reasonable


                                      5.
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determination of the Board of Directors, Executive has failed to carry out her job responsibilities for six months. The Company's ability to terminate Executive as a result of any disability shall be to the extent permitted by state and/or federal law.

          (b) Voluntary Resignation by Executive. In the event Executive voluntarily resigns from her employment with the Company (other than for Good Reason as defined below), the Company's obligation to make payments hereunder shall cease upon such resignation, except the Company shall pay Executive (a) any salary earned but unpaid prior to the resignation and all accrued but unused vacation, and (b) any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the date of resignation. Vesting of any shares pursuant to the Plan, the Option Agreement, the First Grant Notice and the Second Grant Notices or any other unvested shares shall cease on the date of resignation. Should Executive voluntarily resign from her employment with the Company, Executive agrees to be bound by the provisions of paragraph 9 (Non-competition/Non-solicitation) for a period of one year from the date of such resignation.

          (c) Termination for Just Cause. In the event Executive is terminated by the Company for Just Cause (as defined below), the Company's obligation to make payments hereunder shall cease upon the date of receipt by Executive of written notice and explanation of such termination (the "date of termination" for purposes of this paragraph 11(c)), except the Company shall: pay Executive any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses referred to in paragraph 7(b) that were incurred but not reimbursed as of the date of termination. Vesting of any shares pursuant to the Plan, the Option Agreement, the First Grant Notice and the Second Grant Notices or any other unvested shares shall cease on the date of termination. In the event the Company terminates Executive for Just Cause, Executive agrees to be bound by the provisions of paragraph 9 (Non-competition/Non-solicitation) for a period of one year from the date of termination.

          (d) Termination by the Company without Just Cause or Resignation for Good Reason. In the event that Executive is terminated by the Company for any reason other than Just Cause (as defined below), or if the Executive shall resign her employment for Good Reason (as defined below), the following shall occur provided Executive signs a release, releasing all claims that Executive may have against the Company related specifically to the cause of the termination as documented by the Company as of the date Executive signs such release, and upon the written acknowledgment of her continuing obligations under the Confidentiality Agreement, attached as Exhibit F, Executive shall receive the following severance benefits: a) if the termination without Just Cause or the resignation for Good Reason occurs within the first 12 months of Employment with the Company (for purposes of this paragraph 11(d) the 12 month period shall be measured from the Effective Date), Executive shall receive 12 months of her then currently salary, payable monthly and less all applicable deductions and withholdings; b) if the termination without Just Cause or the resignation for Good Reason occurs within the second 12 months of employment with the Company, Executive shall receive 6 months of her then currently salary, payable monthly and less all applicable deductions and withholdings; and (c) if the termination without Just Cause or the resignation for Good Reason occurs after 24 months of employment with the Company, Executive shall receive 3 months of her then currently salary, payable monthly and less all applicable deductions and


                                      6.

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withholdings ("Severance Payments"). The payments shall be calculated based on her then current salary as of the termination date and shall be paid in the normal course of the Company's payroll cycle, less all applicable deductions and withholdings. Vesting of any shares pursuant to the Plan, the Option Agreement, the First Grant Notice and the Second Grant Notices or any other unvested shares shall cease on the date of termination. In the event the Company terminates Executive without Just Cause or Executive resigns for Good Reason, Executive agrees to be bound by the provisions of paragraph 9 (Non-competition/Non-solicitation) for a period of one year from the date of termination.

               (i) "Just Cause" for termination shall mean: That the Company, acting in good faith based upon the information then known to the Company, determines that Executive has committed or engaged in: willful misconduct, gross negligence, charges of theft, fraud, or other illegal or dishonest conduct which are considered to be harmful to the Company by the majority vote of its Board of Directors; refusal or unwillingness to perform material job duties, failure to adequately perform job duties, habitual absenteeism, substantial dependence on alcohol or any controlled substance, sexual or other forms of illegal harassment, conduct that reflects adversely upon, or making any remarks disparaging of the Company, its Board, Officers, Directors, advisors, executives, affiliates or subsidiaries; insubordination; any willful act that is likely to and which does, in fact, have the effect of materially injuring the reputation, business, or business relationship of the Company, violation of fiduciary duty, violation of any duty of loyalty, material breach of any material term of this Agreement, including the Confidentiality Agreement, Exhibit F, and matters of similar gravity to any of the above enumerated grounds. Termination with Just Cause must be made with written notice to Executive. In the event Executive is terminated for Just Cause she will not be entitled to any Severance Payments, pay in lieu of notice, vesting of any shares under any option, vesting of any unrestricted shares, or any other such compensation set forth herein, but she will be entitled to all compensation, benefits and unreimbursed expenses accrued through the date of termination. The parties acknowledge that this definition of "Just Cause" in not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including Executive, beyond determining Executive's eligibility for the Severance Payments.

               (ii) "Good Reason" shall mean (i) relocation of your place of work greater than fifty miles from your current work location; (ii) a decrease in compensation; (iii) a material change in the business direction of the Company, or (iv) the Company unilaterally makes significant detrimental changes to the Executive's job responsibilities which action is not remedied after twenty (20) days written notice, and Executive notifies the Company at termination that she is terminating for Good Reason; provided, however, that upon the occurrence of one of the preceding events, the Executive shall be deemed to have waived any rights to receive Severance Payments if she does not notify the company of her intention to resign within 90 days after such event.

     12.  Miscellaneous.

          (a) Executive agrees to be responsible for the payment of any taxes due on any and all compensation provided by the Company pursuant to this Agreement. Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation


                                      7.

provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

          (b) This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect her or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

          (c) This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Executive.

          (d) All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at her or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

          (e) This Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado, including conflict of laws provisions of the State of Colorado.

          (f) This Agreement together with the Exhibits attached hereto sets forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by the Company and supersede all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          (g) The Executive and the Company represent and warrant to each other that neither has incurred any liability for any employment agency or finders fees or commissions, or the like, in connection with the employment contemplated herein. The Executive and the Company hereby agree to indemnify and hold each other harmless from and against and in respect of any claim for employment agency or finders fees or commissions or the like relating to the employment contemplated by this Agreement.

          (h) The following exhibits to this Agreement are attached hereto and constitute a part of this Agreement:

               Exhibit A -   the Amended and Restated 1996 Stock Option Plan

               Exhibit B -   the Stock Option Agreement


                                      8.
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               Exhibit C -   the Stock Option Grant Notice, including
                             Attachments I, II, an III thereto, dated May 27,
                             1999
               Exhibit D -   the Stock Option Grant Notice, including
                             Attachments I, II, an III thereto, dated November
                             30, 1999
               Exhibit E -   the Stock Option Grant Notice, including
                             Attachments I, II, an III thereto, dated January
                             27, 1999
               Exhibit F -   Employee Proprietary Information and Inventions
                             Agreement dated November 20, 1999, effective July
                             19, 1999

     In Witness Whereof, the parties have each duly executed this Employment Agreement as of the day and year first above written.

                                    Genomica Corporation

                                    By: /s/ Daniel R. Hudspeth
                                       -----------------------------------
                                    Title: Chief Financial Officer, Vice
                                           President of Finance, Treasurer
                                           and Secretary
                                          --------------------------------


                                    Executive:

                                    /s/ Teresa W. Ayers
                                    --------------------------------------
                                    Teresa W. Ayers


                                      9.